Exhibit 99.7

Project Phoenix IPP Email

Good evening iProperty and thinkofliving teams,

I wanted to share some important news about our combined future. A few minutes ago, PropertyGuru announced that it has taken the first steps to becoming a global public company listed on the New York Stock Exchange (“NYSE”) through a business combination with Bridgetown 2, a Special Purpose Acquisition Company (or a “SPAC”) formed by high caliber investors Richard Li and Peter Thiel. You can read our announcement here.

Becoming a global public company builds on our planned combination and is the next logical step in PropertyGuru’s journey. Importantly, our plans to go public do not affect our intent to bringing you all into PropertyGuru. We are making good progress to complete the transaction and welcome you all, iProperty and thinkofliving teams, to PropertyGuru in August.

We are excited about what lies ahead and look forward to joining forces as we accelerate our ambition to become Southeast Asia’s “Trust Platform” for the property ecosystem. As a public company we will have greater access to the financial resources to enable us to achieve our ambitious growth plans across the region.

Southeast Asia is projected to have the world’s fourth largest economy by 2030, driven by three favorable, long-term macro trends: urbanization, a rising middle class and the pace of digitalization. For our industry, these trends will create a vibrant pool of increasingly affluent property seekers, and we want to be ready to capitalize on these dynamics as the region emerges from the pandemic.

On behalf of the entire management team at PropertyGuru – we cannot wait to get started with you all as part of our team. We are just scratching the surface on what we can do to become the trusted advisor to every person seeking property – and there is so much that we will achieve together.

All the best,

Hari

Hari V Krishnan CEO & Managing Director Paya Lebar Quarter, 1 Paya Lebar Link #12-01/04, Singapore 408533

PropertyGuru Group

[ SG PropertyGuru.com.sg / CommercialGuru.com.sg ][ MY PropertyGuru.com.my  ]

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[ ASIA AsiaPropertyAwards.com / AsiaRealEstateSummit.com ]